EXHIBIT 99.2

CTC MEDIA ANNOUNCES FURTHER DIVIDEND

Moscow, Russia — August 3, 2010 — CTC Media, Inc. (“CTC Media” or “the Company”) (NASDAQ: CTCM), Russia’s leading independent media company, today announced that its Board of Directors has declared a cash dividend of $0.065 per outstanding share of common stock, or approximately $10 million in total, payable to stockholders of record as of September 1, 2010. The payment date is expected to be September 30, 2010.

As previously announced, CTC Media’s Board of Directors intends to pay an aggregate of $40 million in cash dividends in 2010 in four quarterly installments. The first two installments of $0.065 per outstanding share of common stock, or approximately $10 million each, were paid on March 31, 2010 and June 30, 2010.

The Board’s current intention is to declare and pay the fourth installment of $10 million in December 2010, but there can be no assurance that such an installment will in fact be declared and paid. Any such declaration is at the discretion of the Board and will depend upon factors such as CTC Media’s earnings, financial position and cash requirements.

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For further information, please visit www.ctcmedia.ru or contact:

CTC Media, Inc.

Investor Relations

Ekaterina Ostrova

Irina Klimova

Tel: + 7 495 783 3650

ir@ctcmedia.ru

Media Relations

Ekaterina Osadchaya or

Angelika Larionova

Tel: +7 495 785 6333

pr@ctcmedia.ru

About CTC Media, Inc.

CTC Media is a leading independent media company in Russia, with operations throughout Russia and elsewhere in the CIS. It operates three free-to-air television networks in Russia - CTC, Domashny and DTV - as well as Channel 31 in Kazakhstan, and TV companies in Uzbekistan and Moldova, with a combined potential audience of over 180 million people. The international pay-TV version of the CTC channel is available in North America and Israel. CTC Media also owns two TV content production companies, Costafilm and Soho Media.  The Company’s common stock is traded on The NASDAQ Global Select Market under the symbol “CTCM”. For more information on CTC Media, please visit www.ctcmedia.ru.